                                                                      EXHIBIT 11


                            THE GYMBOREE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    13 WEEKS ENDED                          26 WEEKS ENDED
                                             -----------------------------          ---------------------------
                                               JULY 31,            AUG 1,             JULY 31,            AUG 1,
                                                1999               1998                1999               1998
                                             ----------          ---------          ----------          -------
                                             (RESTATED)                             (RESTATED)
                                              (NOTE 9)                               (NOTE 9)
NET INCOME (LOSS)                            $   (9,420)         $    (831)         $   (4,635)         $ 3,317
                                             ==========          =========          ==========          =======

Weighted average number of shares
outstanding during the period:

Common Stock                                     24,294             24,163              24,276           24,144

 Add incremental shares from assumed
 exercise of stock options (1)                       --                 --                  --               77
                                             ----------          ---------          ----------          -------


Weighted average common and common
 equivalent shares outstanding                   24,294             24,163              24,276           24,221
                                             ==========          =========          ==========          =======


BASIC NET INCOME (LOSS) PER SHARE            $    (0.39)         $   (0.03)         $    (0.19)         $  0.14
                                             ==========          =========          ==========          =======

DILUTED NET INCOME (LOSS) PER SHARE          $    (0.39)         $   (0.03)         $    (0.19)         $  0.14
                                             ==========          =========          ==========          =======


(1) Options to purchase weighted average shares totaling 209, 33, and 185 for the 13 weeks ended July 31, 1999 and August 1, 1998 and the 26 weeks ended July 31, 1999, respectively, were not included in the computation of diluted income (loss) per share because to do so would have been antidilutive.